SCHEDULE 14A INFORMATION


               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO.      )

Filed by the Registrant            [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e) (2))
[  X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to 240.14a-11-(c) or 240.14a-12

                            BERRY PETROLEUM COMPANY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                (Name of Registrant as Specified In Its Charter)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules (14a-6(i) (4) and 0-11.

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       (2)   Aggregate number of securities to which transaction applies:

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       (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4)  Proposed maximum aggregate value of transaction:

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       (5)  Total fee paid:

           - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a) (2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                            BERRY PETROLEUM COMPANY
                             28700 Hovey Hills Road
                                   P.O. Bin X
                            Taft, California  93268


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held May 21, 1999

To the Shareholders of Berry Petroleum Company:

     The Annual Meeting of Shareholders of Berry Petroleum Company
(the "Company"), will be held at the Company's corporate headquarters at 28700 Hovey Hills Road, Taft, California on May 21, 1999 at 10:00 a.m. for the following purposes:

1. To elect a board of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified; and

2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE
MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.

                           	By Order of the Board of Directors

                            /s/ Kenneth A. Olson

                            Kenneth A. Olson
                            Corporate Secretary/Treasurer


April 5, 1999
Taft, California

                          BERRY PETROLEUM COMPANY
                          28700 Hovey Hills Road
                                P.O. Bin X
                          Taft, California  93268

                             PROXY STATEMENT
                              April 5, 1999

This Proxy Statement is furnished by the Board of Directors of Berry Petroleum Company (respectively the "Board" and the "Company" or "Berry") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 21, 1999, or at any adjournment thereof (the "Annual Meeting" or "Meeting") pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about April 5, 1999.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to its exercise by giving written notice to the Secretary of the Company. If you return an executed proxy and then attend the Annual Meeting, you may revoke your Proxy and vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

Unless otherwise directed in the accompanying Proxy, persons named therein will vote FOR the election of the nine director nominees listed below. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of the Board of Directors.

                           VOTING SECURITIES

March 15, 1999 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of February 19, 1999 there were 21,109,717 and 898,892 shares, respectively, of Class A Common Stock ("Common Stock") and Class B Stock ("Class B Stock"), par value $.01 per share, issued and outstanding, referred to collectively as the "Capital Stock".

Berry's Certificate of Incorporation provides that, except for proposed amendments to Berry's Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately), the Common Stock and the Class B Stock will vote as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law. Holders of the Capital Stock are entitled to cumulative voting rights for election of directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of management nominees which may be elected by cumulative voting.

                   OWNERSHIP BY DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Berry's Capital Stock as of March 15, 1999 by (i) each of its directors who own Berry Capital Stock, and (ii) all directors and officers as a group.

                                                        Amount and Nature
                                                               of
                                                            Beneficial
 Name and Address                                        Ownership (1) (2)
of Beneficial Owner*           Position                 Shares      Percent
------------------    ------------------------------   ----------   --------
Jerry V. Hoffman      Chairman of the Board, President  135,605(3)       **
                       and Chief Executive Officer

William F. Berry      Director                        1,714,123(4)     7.8%

Ralph B. Busch, III   Director                          342,573(5)     1.6%

William E. Bush, Jr.  Director                          542,895(6)     2.5%

J. Herbert Gaul, Jr.  Director                             -             **

John A. Hagg          Director                           29,000(7)       **

Thomas J. Jamieson    Director                           29,100(8)       **

Roger G. Martin       Director                           22,000(9)       **

Martin H. Young, Jr.  Director                           39,400(10)      **

All Directors and
Officers as a group
(15 persons)                                          3,060,261(11)   13.9%

-----------------------

* All directors and beneficial owners listed above can be contacted at Berry Petroleum Company, P.O. Bin X, Taft, CA 93268.

** Represents beneficial ownership of less than 1% of the Company's outstanding Capital Stock.

(1) Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

(2) All shares indicated are Common Stock and percent calculations are based on total shares of Capital Stock outstanding, including the 898,892 shares of Class B Stock outstanding which can be converted, at the request of the shareholder, to Class A Common Stock.

(3) Includes 38,105 shares held directly and 97,500 shares which Mr. Hoffman has the right to acquire under the Company's 1994 Stock Option Plan.

(4) Includes 1,660,401 shares held directly and 34,722 shares held in the Berry Children's Trust as to which Mr. Berry has voting and investment power and 19,000 shares which Mr. Berry has the right to acquire under the Company's 1994 Stock Option Plan.

(5) Includes 95,568 shares held directly, 76,505 shares held in the B Group Trust at Union Bank which Mr. Busch votes and 157,500 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee. Also includes 13,000 shares which Mr. Busch has the right to acquire under the Company's 1994 Stock Option Plan.

(6) Includes 199,895 shares held directly and 330,000 shares held in the William E. Bush Trust as to which Mr. Bush shares voting power with other trustees and 13,000 shares which Mr. Bush has the right to acquire under the Company's 1994 Stock Option Plan.

(7) Includes 10,000 shares held directly and 19,000 shares which Mr. Hagg has the right to acquire under the Company's 1994 Stock Option Plan.

(8) Includes 10,100 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation and 19,000 shares which Mr. Jamieson has the right to acquire under the Company's 1994 Stock Option Plan.

(9) Includes 3,000 shares held directly and 19,000 shares which Mr. Martin has the right to acquire under the Company's 1994 Stock Option Plan.

(10)Includes 10,000 shares held directly and 29,400 shares held in the investment portfolio of the Texas Workers' Compensation Insurance Fund for which Mr. Young serves as Chairman of the Board. Mr. Young disclaims beneficial ownership of the shares held by the Texas Workers' Compensation Insurance Fund.

(11)Includes 29,556 shares held directly, 3,945 shares held indirectly by the Company's 401(k) Thrift Plan and 172,064 shares which the Company's Officers have the right to acquire upon the exercise of options granted under the Company's 1994 Stock Option Plan.

                          PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 31, 1998, information regarding the voting securities of the Company owned "beneficially," within the meaning of the rules of the Securities and Exchange Commission, by persons known by the Company to own beneficially more than 5% of the indicated class:

                  Name and Address        Amount and Nature of     Percent
Title of Class    of Beneficial Owner    of Beneficial Ownership   of Class
--------------   ---------------------  ------------------------   --------
Class A Common   Boston Partners Asset        1,089,700 (1)          5.2%
Stock            Management, L.P.
                 28 State Street, 20th Floor
                 Boston, MA 02109

Class A Common   C. J. Bennett                1,231,973 (2)          5.8%
Stock            c/o Berry Petroleum Company
                 P. O. Bin X
                 Taft, CA 93268

                                     3


Class A Common   Union Bank of California     1,868,347 (3)         8.8%
Stock            445 South Figueroa St.,
                 Third Floor
                 Los Angeles, CA 90017

Class A Common   Winberta Holdings, Ltd.      1,088,220 (4)         5.2%
Stock            c/o Berry Petroleum Company
                 P. O. Bin X
                 Taft, CA 93268

Class B Stock    Winberta Holdings, Ltd.        898,892 (4)         100%
                 c/o Berry Petroleum Company
                 P. O. Bin X
                 Taft, CA 93268

(1) As reflected in the Schedule 13G dated February 12, 1999, and filed with the Securities and Exchange Commission jointly by Boston Partners Asset Management L.P. ("BPAM"), Boston Partners Inc. and Desmond John Heathwood ("Mr. Heathwood"). According to the Schedule 13G, BPAM, Boston Partners Inc. and Mr. Heathwood have shared dispositive and voting power over the shares indicated.

(2) As reflected in the Schedule 13G dated January 15, 1999, and filed with the Securities and Exchange Commission. According to the Schedule 13G, Mr. Bennett has sole dispositive and voting power on 992,092 shares and shared dispositive and voting power on 239,881 of the shares indicated.

(3) As reflected in the Schedule 13G dated February 6, 1999, and filed with the Securities and Exchange Commission by UnionBanCal Corporation ("Union Bank"). According to the Schedule 13G, Union Bank is the trustee of certain trusts to which the trustors retain voting and investment power and Union Bank has shared dispositive power on the shares indicated.

(4) As reflected in the Schedule 13G dated January 20, 1999, and filed with the Securities and Exchange Commission. According to the Schedule 13G, Winberta Holdings, Ltd. has sole dispositive and voting power on all of the shares indicated. The shares of Class B Stock are convertible into Class A Common Stock at the request of Winberta Holdings, Ltd. The Class A Common Stock and Class B Stock are voted as a single class, as noted on Page 1 of this Proxy Statement. Winberta Holdings' Ltd. combined shares comprise 9% of the total Capital Stock outstanding for the Company.

    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that directors, executive officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of Berry stock, and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required, the Company believes there has been compliance with all Section 16(a) filing requirements.

                  PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election

The Company's directors are elected at each Annual Meeting of Shareholders. At the Annual Meeting, nine directors, constituting the authorized number of directors, will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. After the resignation of Mr. James A. Middleton, the Board of Directors reduced the number of authorized directors from ten to nine, as permitted by the Company's Bylaws. The nominees receiving the greatest numbers of votes at the Annual Meeting up to the number of authorized directors will be elected.

The nominees for election as directors at the Annual Meeting set forth in the table below are all incumbent directors who were elected at the May 1998 Annual Meeting of Shareholders, except for Mr. Gaul and Mr. Young who were appointed to the Board on March 12, 1999. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominees. In the event that any of the nominees for director should before the Meeting become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

                                                                  Director
       Nominee              Age            Position                 Since
     ----------------      ----       -----------------           --------
   Jerry V. Hoffman         49    Chairman of the Board, President  1992
                                  and Chief Executive Officer
   William F. Berry         58    Director                          1985
   Ralph B. Busch, III      39    Director                          1996
   William E. Bush, Jr.     52    Director                          1986
   J. Herbert Gaul, Jr.     54    Director                          1999
   John A. Hagg             51    Director                          1994
   Thomas J. Jamieson       56    Director                          1993
   Roger G. Martin          61    Director                          1985
   Martin H. Young, Jr.     46    Director                          1999

Set forth below is information concerning each of the nominee Directors of Berry.

Mr. Hoffman has been the Chairman of the Board of Directors since March 1997 and has been the President and Chief Executive Officer since May 1994.
Mr. Hoffman was President and Chief Operating Officer from March 1992 to
May 1994 and was the Senior Vice President and Chief Financial Officer of the Company from 1985 until March 1992. Mr. Hoffman is a member of the Nominating and Corporate Governance Committee.

Mr. Berry is a member of the Nominating and Corporate Governance Committee. Mr. Berry is currently a private investor and was involved in investment banking for a major California bank for over 20 years. Mr. Berry is a cousin to William E. Bush, Jr., and Ralph B. Busch, III.

Mr. Ralph B. Busch, III is a member of the Nominating and Corporate Governance Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch was a Director of Eagle Creek Mining & Drilling Company from 1985 to 1996. Mr. Busch is a cousin to William F. Berry and William E. Bush, Jr.

Mr. Bush is Chairman of the Compensation Committee. Mr. Bush is the General Manager of Acala Seeds Ltd. Prior to May 1987, Mr. Bush was the Area Manager/Technical Representative of Gustafson, Inc. (a division of Uniroyal) for Arizona and California for nine years. Mr. Bush was a Director of Eagle Creek Mining & Drilling from 1985 to 1998. Mr. Bush is a cousin to William F. Berry and Ralph B. Busch, III.

Mr. Gaul is currently a private investor. Mr. Gaul's previous experience includes; Chief Financial Officer for Gentek Building Products from 1995 to 1997, 4 years as the Treasurer for Natomas Company, 11 years of experience in senior treasury or finance positions with various companies and 10 years of experience with Morgan Guaranty Trust Company with responsibility for financial consulting for the energy industry.

Mr. Hagg is Chairman of the Nominating and Corporate Governance Committee. Mr. Hagg is currently the Chairman of the Board for Northstar Energy Corporation ("Northstar"). Northstar is a Canadian oil and gas producer, based in Calgary, Alberta which effective December 11, 1998 became a subsidiary of Devon Energy Corp., an Oklahoma based company listed on the AMEX. Mr. Hagg also became a director for Devon Energy Corp. in December 1998.

Mr. Jamieson is a member of the Compensation Committee. Mr. Jamieson is the Chief Executive Officer, President and founder of Jaco Oil Company and the majority owner and founder of Wholesale Fuels, Inc. which was started in 1983. Founded in 1970, Jaco Oil Company, based in Bakersfield, California, has become one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is a Director of Superior National Insurance Company and is also involved in real estate, oil and gas properties and insurance.

Mr. Martin is a member of the Audit and Compensation Committees. Mr. Martin is an independent oil and gas consultant. Mr. Martin retired in 1996 as the Manager of Special Projects at the Wilmington Field for the city of Long Beach, California. From 1975 to 1981, Mr. Martin was the officer in charge of the Elk Hills Naval Petroleum Reserve.

Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Holdings, L.P. and its predecessor Falcon Seaboard Resources, Inc. ("Falcon") since 1992. Falcon is a private energy company involved in power production, power demand management, natural gas exploration and production, real estate and private investments. Mr. Young is also the Chairman of the Board of the Texas Workers' Compensation Insurance Fund, the largest provider of workers' compensation insurance in the State of Texas. Mr. Young has 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group from 1981 to 1991.

Retirement

Mr. Gerry A. Biller and Mr. Richard F. Downs announced their retirement from the Board of Directors effective after the March 12, 1999 Board meeting.
Mr. Biller and Mr. Downs were appointed to the Board of Directors in 1989 and 1985, respectively. We wish to thank Mr. Biller and Mr. Downs for their leadership and years of service to the shareholders and management of Berry Petroleum Company and wish them well in the future.

Resignation

Mr. James A. Middleton resigned from the Board of Directors on February 9, 1999 for personal reasons. Mr. Middleton was appointed to the Board of Directors in 1997.

Committees and Meetings

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Audit Committee of the Board of Directors consisted of Messrs. Biller, Downs and Martin. Effective March 12, 1999, Mr. Biller and Mr. Downs retired from the Board of Directors and the Audit Committee, leaving Mr. Martin as the only current Committee member. At the meeting in May 1999, the Board of Directors will appoint the directors who will serve on the Audit Committee for the following year. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to auditing performance and practices, risk management, financial and credit risks and accounting and tax matters. The Committee reviews the selection of the Company's independent accountants, the scope of the annual audit, the nature of non-audit services, the fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company.

The Compensation Committee of the Board of Directors currently consists of Messrs. Bush, Jamieson and Martin. The Compensation Committee is responsible for recommending total compensation for executive officers and board members of Berry to the Board of Directors, for reviewing general plans of compensation for employees and for reviewing and approving awards under Berry's Bonus Plan. In addition, the Committee is charged with the full responsibility of administering the Company's 1994 Stock Option Plan.

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Berry, Busch, Hoffman and Hagg. The Nominating and Corporate Governance Committee was formulated in 1996 to develop governance guidelines and practices for the effective operation of the Board in fulfilling its responsibilities; review and assess the performance of the Board; and nominate prospective directors for the Company's Board of Directors and Board committee membership. The Committee will consider nominees recommended by shareholders. If a shareholder wishes to recommend a nominee for the Board of Directors, the shareholder should write to the Corporate Secretary of the Company specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee.

During 1998, the Board of Directors met four times, the Audit Committee met twice, the Compensation Committee met twice and the Nominating and Corporate Governance Committee met once. All of the nominees holding office attended at least 75% of the board meetings and meetings of committees of which they were members.

Effective January 1, 1998, non-employee directors were to be paid a quarterly fee of $4,250, plus $500 for each board meeting and $500 for each committee meeting attended which is not held on the same day as the board meeting. Due to the extremely low crude price environment, the Board of Directors reduced the quarterly fee back to the previous level of $3,750 and the meeting fees back to $400, effective March 20, 1998.

The Company's 1994 Stock Option Plan provides for a "formula" grant of 5,000 options annually to each non-employee director holding office on December 2nd of each year. 5,000 options were issued on December 2, 1998 at $12.625, 5,000 options were issued effective December 2, 1997 at $18.9375 (3,000 on December 2, 1997 and 2,000 on May 15, 1998) and 3,000 options were issued on December 2, 1996 at $13.75 to each of the non-employee directors holding office on those dates. The exercise price of the options is the closing price of Berry Petroleum Company Class A Common Stock as reported by the New York Stock Exchange for the date of grant. The maximum option exercise period is ten years from the date of the grant. The options issued to the directors vest immediately.

                           EXECUTIVE COMPENSATION
                         SUMMARY COMPENSATION TABLE

The following table discloses compensation for the three fiscal years ended December 31, 1998 received by the Company's Chairman, President and Chief Executive Officer and the Company's executive officers who received in excess of $100,000 in compensation in 1998.

                                                  Long-Term
                                                 Compensation
   Name and                      Annual         No. of Shares       All Other
   Principal               Compensation (1,2) Underlying Options  Compensation
   Position         Year   Salary($)  Bonus($)    Granted            ($)(3)
  ------------      ----   -------    -------    ----------        ----------
Jerry V. Hoffman    1998   242,400       -           80,000           10,668
Chairman, President 1997   285,400     45,000        50,000           10,576
and Chief Executive 1996   245,850     30,000        20,000           10,896
Officer

Ralph J. Goehring   1998   144,500       -           60,000            9,076
Senior Vice         1997   160,500     35,000        35,000           11,240
President and       1996   123,750     20,000        80,000           10,465
Chief Financial
Officer

Brian L. Rehkopf    1998   115,000       -           40,000            7,135
Manager of          1997    67,083       -           60,000              833
Engineering         1996      -          -             -                -


Michael R. Starzer  1998   120,000       -           60,000            7,340
Vice President of   1997   126,000     30,000        35,000            8,749
Corporate           1996   104,850     12,000        80,000            8,835
Development

-----------------
(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(2) As a cost cutting measure, the Company's employees took an across-the-board 10% salary reduction in March 1998 with certain members of Management taking a larger reduction.

(3) Includes Company contributions under the 401(k) Thrift Plan of $10,152, $10,080 and $10,400 for Mr. Hoffman, $8,896, $11,063, and $10,300 for Mr.
    Goehring, $6,818, $833 and $0 for Mr. Rehkopf and $7,200, $8,650 and $8,700 for Mr. Starzer, respectively, for 1998, 1997 and 1996. Also includes split dollar life insurance compensation of $516, $496 and $496 for Mr. Hoffman, $180, $177 and $165 for Mr. Goehring, $317, $0 and $0 for Mr. Rehkopf and $140, $99 and $135 for Mr. Starzer, respectively for 1998, 1997 and 1996.

                             OPTION GRANTS IN 1998

                       Percent
                         of
             Number     Total
               Of      Options
           Securities  Granted                           Potential Realizable
           Underlying    to     Exercise                      Value At
            Options   Employees   Price                Assumed Annual Rates Of
            Granted      In     ($/Share)  Expiration  Stock Price Appreciation
  Name        (1)       1998      (2)        Date        For Option Term(1)
 ------     -------   ------    -------   -----------   ----------------------
                                                            5%          10%
                                                        ----------  -----------
Mr. Hoffman  80,000     18%     $12.50    Dec. 4, 2008  $  628,895  $ 1,593,742
Mr. Goehring 60,000     14%     $12.50    Dec. 4, 2008  $  471,671  $ 1,195,307
Mr. Rehkopf  40,000      9%     $12.50    Dec. 4, 2008  $  314,447  $   796,871
Mr. Starzer  60,000     14%     $12.50    Dec. 4, 1008  $  471,671  $ 1,195,307

                                                   Assumed Price Appreciation
                                                         5%             10%
                                                  -------------   -------------
Assumed price per share on Dec. 4, 2008           $       20.36   $       32.42
Gain on one share valued at $12.50 on
Dec. 4, 1998                                      $        7.86   $       19.92
Gain on all shares (based on 22,008,621 shares
outstanding at Dec. 31, 1998                      $ 173,013,795   $ 438,450,922
Gain for all 1998 optionees (based on
434,000 options)                                  $   3,411,753   $   8,646,053

Optionee gain as a percentage of total
shareholder gain                                          1.97%           1.97%

(1) Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date.

(2) All options were granted at the Company's Class A Common Stock market value on the date of grant.

(3) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's Common Stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are NOT intended to indicate the value of the options.

                   AGGREGATED OPTION EXERCISES IN 1998
                   AND DECEMBER 31, 1998 OPTION VALUES

            Shares                                             Value of
           Acquired             Number of Securities       Unexercised In-the
              On      Value    Underlying Unexercised       Money Options at
           Exercise  Realized    Options at 12-31-98      12-31-98(A)(Dollars)
  Name     (Number) (Dollars) Exercisable Unexercisable Exercisable Unexercisable
 ------    -------- ---------  ---------    ---------    ---------    ---------
Mr. Hoffman  5,475   $150,000     97,500      177,500     $ 97,188    $ 146,250
Mr. Goehring   -     $   -        61,287      126,250     $ 50,596    $ 108,750
Mr. Rehkopf    -     $   -        15,000       85,000     $    -      $  67,500
Mr. Starzer    -     $   -        38,750      116,250     $  5,625    $ 106,875

(A) The price of $14.1875, the closing price of Berry Class A Common Stock as reported in the New York Stock Exchange quotations on December 31, 1998, was used to value options.

        Board Compensation Committee Report on Executive Compensation

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 1998 the Committee was composed of three nonemployee Directors. The Committee is committed to a strong, positive link between business performance, strategic goals, and compensation and benefit programs.

Report of Compensation Committee on Executive Compensation Policy

The Company's compensation policy is designed to support the overall objective of enhancing value for our shareholders by:

   - Attracting, developing, rewarding, and retaining highly qualified and productive individuals.

   - Directly relating compensation to both Company and individual performance.

   - Ensuring compensation levels that are externally competitive and internally equitable.

   - Encouraging executive stock ownership to enhance a mutuality of interest with other shareholders.

The following is a description of the elements of executive compensation and how each relates to the objectives and policy outlined above.

Base Salary

The Committee reviews each executive officer and certain other management employees' salaries annually. In determining appropriate salary levels, we consider the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, we strive to set executives' salaries at competitive market levels. Due to the extremely low oil prices, the Company instituted an across-the-board 10% reduction in pay for all employees in March 1998 with certain members of Management taking a larger reduction.

We believe maximum performance can be encouraged through the use of appropriate incentive programs. Incentive programs for executives are as follows:

Annual Incentives

Annual incentive awards are made to executives to recognize and reward corporate and individual performance. The plan in effect provides an incentive fund of up to 3% of the Company's net income for executives and other employees involved in decision making roles which effect the Company's growth and profitability goals. A portion of the available bonus is reserved for discretionary performance awards by the Chief Executive Officer for other employees whose efforts and performance are judged to be exceptional. Due to extremely low crude oil prices during 1998 and continuing into 1999, it is highly unlikely that any cash bonuses will be paid in 1999 for 1998 results. Likewise, even though the Company experienced record production levels, operating cash flow and operating income in 1997, due to the rapidly declining crude price experienced in early 1998, no cash bonuses were paid in 1998 for 1997 performance. The cash bonuses paid in 1997, based on 1996 results were $330,000.

The amount individual executives may earn is directly dependent upon the individual's position, responsibility, and ability to impact the Company's financial success. External market data is reviewed periodically to determine the competitiveness of the Company's incentive opportunities for individual executives.

Long-Term Incentive Plans Compensation

Non-Statutory Stock Option Plan ("Stock Option Plan")

The purpose of this plan is to provide additional incentives to employees to stay focused on the long term goal of maximizing shareholder value. The Stock Option Plan generally utilizes vesting periods to encourage key employees to continue in the employ of the Company. The Compensation Committee is charged with responsibility for administering and granting non-statutory stock options. At December 31, 1998, an aggregate of 1,227,630 options are available for issuance from the 1994 Stock Option Plan.

Chief Executive Officer

The Committee believes Mr. Hoffman has done a good job of managing the Company during a very difficult period for the oil industry. Mr. Hoffman has also been effective in redirecting the Company's resources to higher profitability projects and growth opportunities as Chief Executive Officer of Berry Petroleum Company. Mr. Hoffman's compensation incentives are primarily derived from the bonus plan and the Stock Option Plan. The value of the Options are directly related to the Company's stock performance.

       Compensation Committee of the Board of Directors

  March 12, 1999    William E. Bush   Thomas J. Jamieson    Roger G. Martin

Severance Agreements

The Company has entered into salary continuation agreements with Mr. Hoffman, Mr. Goehring and Mr. Starzer which guarantees their salary, as defined, plus an amount equal to the average cash bonus received by the employee for the prior two years, will be paid in one lump sum for two years for Mr. Hoffman and one year for Mr. Goehring and Mr. Starzer, following a sale of all or substantially all of the oil producing properties of Berry or a merger or other reorganization between Berry and a non-affiliate which results in a change of ownership or operating control (a "Change of Control"). Salary continuation agreements for certain other executives, including Mr. Rehkopf, provide for the payment of six months' salary, upon a termination of employment in connection with a Change of Control.

Life Insurance Coverage

The Company provides certain individuals who are officers or other high-level executives with life insurance coverage in addition to that available to employees under the Company's group-term life insurance plan. The amount of this life insurance coverage is $500,000 for Mr. Hoffman, $410,000 for Mr. Goehring, $330,000 for Mr. Starzer and $312,500 for Mr. Rehkopf. Depending on certain variables, an executive or beneficiary may be entitled to insurance benefits exceeding the amount of term insurance that could otherwise have been purchased with the portion of the premium payments that are imputed to the executive as taxable income.

                             PERFORMANCE GRAPH

The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Total returns assume $100 invested on December 31, 1993 in shares of Berry Petroleum Company, the Standard & Poors ("S&P") 500 Index and the Dow Jones Secondary Oil Company Index (which includes 12 companies) assuming reinvestment of dividends for each measurement period. During 1998, the Company outperformed the peer group by 11% and underperformed the S&P 500 by 45%.
The information shown is historical and is not necessarily indicative of future performance.


TOTAL RETURN ANALYSIS

   MEASUREMENT PERIOD       BERRY PETROLEUM        DOW JONES
 (FISCAL YEAR COVERED)         COMPANY        SECONDARY OIL COS.   S&P 500 INDEX
12/31/93                        100                  100               100
12/31/94                        100                   97               101
12/31/95                        111                  112               139
12/31/96                        164                  138               171
12/31/97                        203                  147               228
12/31/98                        170                  107               294

Source: Carl Thompson Associates, www.ctaonline.com, Louisville, CO
  (303) 665-4200
------------------
  * Data provided by Bloomberg Financial Markets

  (1) Berry Petroleum Company
  (2) Dow Jones Secondary Oil Cos.
  (3) S&P 500 Index

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Eagle Creek Mining & Drilling, Inc.

Eagle Creek Mining & Drilling, Inc. ("Eagle Creek"), a California corporation, was a wholly-owned subsidiary of the Company's predecessor until it was spun off to the majority shareholders of the predecessor. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company, a California partnership. S&D Supply Company, a retail distributor of oilfield parts and supplies ("S&D"), is now a division of Eagle Creek. The Company renewed its five year contract in 1994 with S&D, whereby the Company will purchase oilfield parts and supplies from S&D at competitive prices through November 30, 1999. The amounts paid to S&D under this contract in 1998, 1997 and 1996 were $502,000, $825,000 and $398,000, respectively. Also,
Mr. Ralph B. Busch, III and his immediate family are significant beneficial owners of the stock of Eagle Creek.

Victory Settlement Trust

In connection with the reorganization of the Company in 1985, a shareholder of Berry Holding Company ("BHC"), Victory Oil Company, a California partnership ("Victory"), brought suit against Berry Holding Company (one of Berry's predecessor companies prior to the reorganization in 1985) and all of its directors and officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory's shares of BHC stock were converted into shares of Berry Common Stock representing approximately 9.7% of the shares of Berry Common Stock outstanding immediately subsequent to the reorganization. In 1986, Berry and Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the "Settlement Agreement").

The Settlement Agreement provided for the exchange (and retirement) of all shares of Common Stock of Berry held by Victory and certain of its affiliates for certain assets (the "Settlement Assets") conveyed by Berry to Victory. The Settlement Assets consisted of (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property ("Maxwell Royalty") and (ii) a parcel of real property in Napa, California.

The shares of BHC originally acquired by Victory and the shares of Berry Stock issued to Victory in exchange for the BHC Stock in the reorganization (the "Victory Shares") were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of Berry's predecessor companies. The legend enforces an Equitable Charge (the "Equitable Charge") which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the "B" Group).

As a result of the Settlement Agreement, the "B" Group was deprived of the dividend income they would have received on the Victory Shares under the Equitable Charge. In order to adequately protect the interests of the "B" Group, Berry executed a Declaration of Trust (the "Victory Settlement Trust"). In recognition of the obligations of Berry and Victory with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to Berry in its capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty ("Maxwell "B" Group Payments"). The Maxwell "B" Group Payments will continue until the death of the last surviving member of the "B" Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the "B" Group.

Under the Settlement Agreement, Berry agreed to guarantee that the "B" Group will receive the same income under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when Berry declares and pays dividends on its capital stock, it is obligated to calculate separately the amount of dividends that would have been paid to the "B" Group had the Victory Shares not been retired (the "Trust Payment"). Berry will make payments from the Victory Settlement Trust to the surviving member of the "B" Group which may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the "B" Group for the remainder of his life.

Typically, the Maxwell "B" Group Payments have contributed to a portion or all of the payment of the Trust Payments. Pursuant to the Settlement Agreement, Berry agreed to make up any deficiency in such Trust Payments. The Company paid $125,925 in 1998 to meet its obligations under the Settlement Agreement to the "B" Group survivor. The "B" Group survivor is a significant shareholder of Berry.

               SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders, expected to be held on May 20, 2000, must be received at the office of the Secretary of the Company by December 3, 1999, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                               ANNUAL REPORT

The Company's 1998 Annual Report to Shareholders has been mailed to shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

On March 15, 1999, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K. This Report contains detailed information concerning the Company and its operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE EXHIBITS WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 28700 HOVEY HILLS ROAD, P.O. BIN X, TAFT, CA 93268.

                             EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain officers, directors and regular employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                          INDEPENDENT PUBLIC ACCOUNTANTS

The Company's independent accountants are PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP or its predecessors have audited the Company's books since 1991, and is expected to have a representative at the Annual Meeting who will have the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions. The Company has not yet formally engaged an accountant to audit the Company's financial statements for the year ending December 31, 1999.

                                    OTHER MATTERS

Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors.







                                         /s/  KENNETH A. OLSON
                                              Corporate Secretary


April 5, 1999